                            STOCK PURCHASE AGREEMENT
                            ------------------------

     Stock Purchase Agreement (this "Agreement"), dated as of March 12, 1998, between The Great Universal Stores P.L.C., a corporation incorporated under the laws of England ("Parent"), and ____________________ ("Executive").

     WHEREAS, Executive owns (both beneficially and of record) __________ shares (together with any shares to be issued to Executive on or about March 31, 1998 pursuant to the Company's Stock Purchase Plan) (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Metromail Corporation, a Delaware corporation (the "Company"), and options (the "Options") to acquire ___________ shares of Common Stock (the shares issuable upon exercise of the Options are referred to herein as the "Option Shares"); and

     WHEREAS, concurrently herewith, Parent and an indirect wholly owned subsidiary of Parent ("Purchaser") are entering into an agreement and plan of merger with the Company, dated as of March 12, 1998 (the "Merger Agreement"), pursuant to which Purchaser has agreed to make a cash tender offer (the "Offer") for, among other things, all outstanding shares of Common Stock at $31.50 per share (or any higher price paid in the Offer, the "Offer Price"), net to the seller in cash, to be followed by a merger of Purchaser with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that Executive agree, and in order to induce Parent to enter into the Merger Agreement, Executive has agreed, among other things, (i) to exercise the Options and sell the Shares and the Option Shares to Parent, (ii) to appoint Parent as Executive's proxy to vote the Shares and the Option Shares, and (iii) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares and the Option Shares, in each case, in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Purchase and Sale of Shares.

          1.1. Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, on (and assuming the occurrence of) the Closing Date (as defined herein), Parent will purchase from the Executive, and the Executive will sell and transfer to the Parent, all of the Shares and the Option Shares at a purchase price per share equal to the Offer Price, free and clear of all mortgages, pledges, security interests, encumbrances, liens, options, debts, charges, claims and restrictions of any kind.

          1.2. Conditions to Closing. The obligations of the parties to consummate the transactions contemplated by Section 1.1 hereof are subject to the following conditions: (a) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the delivery of the Shares and the Option Shares shall have expired or been terminated; and (b) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the delivery of the Shares or the Option Shares. Parent and the Executive shall each promptly after the date hereof make such filings and provide such information as may be required under the HSR Act with respect to the sale of the Shares and the Option Shares.

          1.3. Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by Section 1.1 hereof (the "Closing") shall occur at a site designated by Parent simultaneously with the acceptance by Purchaser of the shares of Common Stock validly tendered and not withdrawn pursuant to the terms of the Offer in accordance with the terms and conditions of the Offer and the Merger Agreement (the "Closing Date"). Prior to the Closing, Executive shall exercise all of the Options, pay the Company the aggregate exercise price thereof in cash and obtain a certificate evidencing all of the Option Shares duly executed by the Company and registered in the name of Executive. Notwithstanding anything in the agreements evidencing the Options to the contrary, the Executive shall not pay the Company the exercise price of the Options in any consideration other than cash (whether by cashless exercise or otherwise). At the Closing and subject to the conditions contained in this Agreement, Parent hereby directs Executive to deliver to Purchaser a certificate or certificates evidencing the Shares and the Option Shares, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Purchaser's judgment to transfer record ownership of the Shares and the Option Shares into Purchaser's name on the stock transfer books of the Company, and Parent will purchase the Shares and the Option Shares at a purchase price equal to the Offer Price. All payments made by Parent to Executive pursuant to this
     Section 1.3 shall be made by wire transfer of immediately available funds to an account designated by Executive or by certified bank check payable to Executive, in an amount equal to the sum of the product of (i) the Offer Price and (ii) the total number of Shares and Option Shares delivered at the Closing.

          1.4. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Parent's rights and privileges under this Agreement, the number and kind of the Shares and the Option Shares and the consideration payable in respect of the Shares and the Option Shares shall be appropriately and equitably adjusted to restore to Parent its rights and privileges under this Agreement.

          1.5. Tender of Shares and Option Shares. Upon the request of Parent after 11:59 p.m., Chicago time, on March 30, 1998, Executive agrees to tender and sell to Purchaser pursuant to the Offer all of the Shares and the Option Shares. If requested by Parent to so tender and sell the Shares and the Option Shares, Executive shall exercise all of the Options, pay the Company the aggregation exercise price thereof in cash and obtain a certificate evidencing all of the Option Shares duly executed by the Company and registered in the name of Executive. Notwithstanding anything in the agreements evidencing the Options to the contrary, Executive shall not pay the Company the exercise price of the Options in any consideration other than cash (whether by cashless exercise or otherwise). If requested by Parent to so tender and sell the Shares and the Option Shares, Executive agrees that Executive shall deliver to the depository for the Offer for receipt prior to the Expiration Date (as defined in the Offer) of the Offer, either a letter of transmittal together with the certificates for the Shares and the Option Shares, if available, or a "Notice of Guaranteed Delivery", if the Shares or the Option Shares are not available. Stockholder agrees not to withdraw any Shares or Option Shares tendered into the Offer.


     2. Representations and Warranties of Executive. Executive hereby represents and warrants to Parent as follows:

          2.1. Title. Executive is the owner (both beneficially and of record) of the Shares and the Options. Except for the Shares and the Options, Executive is not the record or beneficial owner (as defined in the Merger Agreement) of, and does not have any other rights of any nature to acquire any additional shares of, any shares of capital stock of the Company. All of the Options are fully vested and exercisable, and any acceleration of the vesting of the Options has been duly and validly authorized by all necessary corporate action on the part of the Company. Executive owns all of the Shares and, upon exercise of the Options and payment therefor, will own all of the Option Shares, in each case free and clear of all security interests, liens, claims, pledges, options, restrictions, rights of first refusal, agreements, limitations on Executive's voting rights, charges and other encumbrances of any nature whatsoever, and, except as provided in this Agreement, Executive has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares or the Option Shares. The Executive has sole power of disposition with respect to all of the Shares and the Option Shares and sole voting power with respect to the matters set forth in Section 5 hereof. Upon the delivery to Parent by Executive of a certificate or certificates evidencing the Shares and the Option Shares, Parent will receive good, valid and marketable title to the Shares and the Option Shares, in each case free and clear of all security interests, liens, claims, pledges, options, restrictions, rights of first refusal, agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever.

          2.2. Authority Relative to This Agreement. Executive has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Executive and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Executive, enforceable against Executive in accordance with its terms.

          2.3. No Conflict. The execution and delivery of this Agreement by Executive does not, and the performance of this Agreement by Executive will not, (a) except for any filings required under the HSR Act and for requirements of federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or (b) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement to which Executive is a party or is bound.

          2.4. Brokers. Except for Lehman Brothers Inc., whose fees will be paid by the Company and a true and correct copy of whose engagement letter has been provided by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Executive.

     3. Representations and Warranties of Parent. Parent hereby represents and warrants to Executive as follows:

          3.1. Authority Relative to This Agreement. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Executive, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

          3.2. No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not,
     (a) except for any filings required under the HSR Act and for requirements of federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign,

     (b) conflict with or violate the certificate of incorporation or bylaws of Parent, (c) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement applicable to Parent or by which any property or asset of Parent is bound or affected, other than, in the case of clause (c), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not materially impair the ability of Parent to perform its obligations hereunder.

          3.3. Brokers. Except for Bear Stearns & Co. Inc., whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Executive in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

          3.4. Investment Intent. Parent hereby represents that any securities it purchases pursuant to this Agreement are being purchased for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof

     4.   Covenants of Executive.

          4.1. No Disposition or Encumbrance. Executive hereby covenants and agrees that, except as contemplated by this Agreement and except pursuant to the Offer, Executive shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, restriction, right of first refusal, agreement, limitation on Executive's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares, the Options or the Option Shares now owned or that may hereafter be acquired by Executive.

          4.2. No Solicitation of Transactions. Executive and his affiliates shall not, and Executive and his affiliates shall use their best efforts to ensure that Executive's representatives and agents (including, but not limited to, investment bankers, attorneys and accountants) and his affiliates' officers, directors, employees, representatives and agents (including, but not limited to, investment bankers, attorneys and accountants) do not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company or any subsidiary, division or operating or principal business unit of the

     Company (an "Acquisition Proposal"), unless the Company is permitted to do so in accordance under the terms of the Merger Agreement. Executive shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by Executive or his affiliates or any investment banker, attorney, accountant or other advisor or representative of, Executive or his affiliates with parties conducted heretofore with respect to any of the foregoing.

          4.3. Compliance of Executive with This Agreement. Executive shall take all actions and forbear from all actions, in each case, necessary in order that (a) all of Executive's representations and warranties hereunder are true and correct and (b) Executive fulfills all of its obligations hereunder.

     5.   Voting Agreement; Proxy of Executive.

          5.1. Voting Agreement. Executive hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Executive shall, to the extent applicable, (a) vote (or execute a consent in respect of) all of the Shares and the Option Shares and any shares of Common Stock or other securities acquired of record or beneficially by the Executive after the date hereof (the "Executive Shares") in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (b) vote (or execute a consent in respect of) the Shares, the Option Shares and the Executive Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote (or execute a consent in respect of) the Shares, the Option Shares and the Executive Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization or liquidation involving the Company or any of its Subsidiaries (as defined in the Merger Agreement) or any proposal made in opposition to or in competition with the Merger; (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the corporate structure or business of the Company or any of its Subsidiaries.

          5.2. Irrevocable Proxy. Executive agrees that, in the event Executive shall fail to comply with the provisions of Section 5.1 hereof as determined by Parent in its sole discretion, such failure shall result, without any further action by Executive, in the irrevocable appointment of Parent as the attorney and proxy of Executive, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all shares of Common Stock and other securities, including the Shares, the Option Shares and the Executive Shares, that Executive is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 5.1. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 212(e) OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL"). Executive hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Shares, the Option Shares and the Executive Shares that Executive may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of Executive's obligations under Section
     5.1 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by Executive with respect thereto so long as this Agreement remains in effect.

     6. Termination. This Agreement shall terminate automatically in the event that the Merger Agreement is terminated in accordance with the terms and conditions thereof.

     7.   Miscellaneous.

          7.1. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          7.2. Further Assurances. Executive and Parent shall execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

          7.3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          7.4. Entire Agreement. This Agreement constitutes the entire agreement between Parent and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and Executive with respect to the subject matter hereof.

          7.5. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

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

          7.6. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          7.7. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          7.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          7.9. Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.9):

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                         if to Parent:

                              The Great Universal Stores P.L.C.
                              c/o Experian Corporation
                              505 City Parkway West
                              Orange, California 92868
                              Attention: Thomas Gasparini
                                         Senior Vice President, Secretary
                                         and General Counsel
                              Facsimile: (714) 938-2513
                              Telephone: (714) 385-8296


                         with a copy to:

                              Sonnenschein Nath & Rosenthal
                              8000 Sears Tower
                              Chicago, Illinois 60606
                              Attention: Donald G. Lubin, Esq.
                              Facsimile: (312) 876-7934
                              Telephone: (312) 876-8000


                         if to Executive:

                              -------------------------
                              -------------------------
                              -------------------------
                              -------------------------
                              Facsimile: ______________
                              Telephone: ______________

                         with a copy to:

                              Kirkland & Ellis
                              200 East Randolph Drive
                              Chicago, Illinois 60601
                              Attention: Carter W. Emerson, Esq.
                              Facsimile: (312) 861-2200
                              Telephone: (312) 861-2000

          7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          7.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          7.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.



                              By:  ____________________________


                              THE GREAT UNIVERSAL STORES P.L.C.


                              By:  _____________________________
                                   Name:
                                   Title:

                                      -10-